Exhibit (n)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 13, 2014 in the Registration Statement on Form N-2 (Form No. 333-196520) and related Prospectus of Griffin-Benefit Street Partners BDC Corp. for the registration of up to 150,000,000 shares of its common stock.

/s/ Ernst & Young LLP

Irvine, California

August 13, 2014